Exhibit 99.1

Century Aluminum Reports Second Quarter 2008 Results

MONTEREY, CA. July 24, 2008 -- Century Aluminum Company (NASDAQ:CENX) reported a net loss of $2.3 million ($0.06 per basic and diluted share) for the second quarter of 2008. Reported second quarter results were negatively impacted by an after-tax charge of $129.9 million ($3.16 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting. Quarterly results were positively impacted by a $15.5 million tax benefit ($0.38 per basic share) resulting principally from a reduction in non-U.S. corporate tax rates. The dilutive effect of the convertible notes, options and service-based awards would reduce basic EPS by $0.21. Cash used to settle forward contracts that do not qualify for cash flow hedge accounting was $62.8 million.

In the second quarter of 2007, the company reported a net loss of $60.7 million ($1.77 per basic and diluted share), which included an after-tax charge of $125.1 million ($3.66 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting and a non-cash after-tax charge of $2.0 million ($0.06 per basic share) for the early extinguishment of debt. Quarterly results were positively impacted by a tax benefit of $4.3 million ($0.13 per basic share) related to the increase in the carrying amount of deferred tax assets as a result of a state tax law change.  The dilutive effect of the convertible notes, options and service-based awards would reduce basic EPS by $0.13. Cash used to settle forward contracts that do not qualify for cash flow hedge accounting was $27.8 million.

Recent highlights included:

•	Net sales of $545 million increased 16 percent from record levels set in the first quarter of 2008.
•
Construction continued at the company’s greenfield smelter project at Helguvik, Iceland, where first metal production is expected by year-end 2010.  A groundbreaking ceremony in June celebrated the commencement of major construction activity.

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After a successful conceptual study, Century and Minmetals have commissioned a full feasibility study for a bauxite and alumina joint venture project in Jamaica. The study is scheduled to be completed by the end of 2009.

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In early July, Century settled all of its remaining fixed price forward aluminum financial sales contracts. The transaction was partially financed with a public stock offering of 7,475,000 shares of common stock (including an over-allotment option of 975,000 shares) at $62.25 per share.

Sales in the second quarter of 2008 were $545.2 million, compared with $464.0 million in the second quarter of 2007.  Shipments of primary aluminum for the quarter totaled 198,172 tonnes compared with 188,650 tonnes in the year-ago quarter, reflecting the impact of the Grundartangi expansion to 260,000 tonnes, which was completed in the fourth quarter of 2007.

For the first half of 2008 the company reported a net loss of $235.1 million ($5.72 per basic and diluted share), which includes an after-tax charge of $415.8 million ($10.12 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.  The dilutive effect of the convertible notes, options and performance shares would reduce basic EPS for the first half of 2008 by $0.30 per share. Cash used to settle forward contracts that do not qualify for cash flow hedge accounting was $115.0 million. This result compares with net income of $3.6 million ($0.11 per basic and $0.10 per diluted share) in the year-ago period, which included an after-tax charge of $125.1 million ($3.75 per basic share) for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting. The dilutive effect of the convertible notes, options and service-based awards would reduce basic EPS for the first half of 2007 by $0.24 per share. During the first half of 2007, cash used to settle forward contracts that do not qualify for cash flow hedge accounting was $54.9 million.

Sales in the first six months of 2008 were $1,016.3 million compared with $911.7 million in the same period of 2007. Shipments of primary aluminum for the first six months of 2008 were 397,894 tonnes compared with 373,272 tonnes for the comparable 2007 period.

“Century made important progress during the quarter,” said president and chief executive officer Logan W. Kruger.  “The unwind of our entire aluminum hedge book provides our investors with full exposure to the commodity.  We continue to believe firmly that metal markets, while volatile, will demonstrate long-term upward pressure consistent with ongoing cost increases and supply constraints, as well as increasing metal demand from emerging economies.   Construction is accelerating at the Helguvik greenfield site and we expect to begin pouring concrete by the fourth quarter of this year. Finally, the Century-Minmetals Jamaican bauxite and alumina joint venture project has moved into a full feasibility study which, if successful, could result in a project decision by the end of 2009.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)               831-642-9364
Shelly Lair (investors)             831-642-9357

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, Landsbanki Islands hf.
Olafur Finsen, Senior Legal Advisor-Corporate Finance, Landsbanki Islands hf.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
NET SALES:
Third-party customers	$420,032	$370,883	$776,925	$751,736
Related parties	125,165	93,122	239,414	159,926
	545,197	464,005	1,016,339	911,662

COST OF GOODS SOLD	388,973	355,613	764,120	692,618

GROSS PROFIT	156,224	108,392	252,219	219,044

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,851	14,445	32,717	27,412

OPERATING INCOME	142,373	93,947	219,502	191,632

INTEREST EXPENSE – Net	(3,889)	(7,439)	(7,609)	(16,469)
NET LOSS ON FORWARD CONTRACTS	(203,784)	(205,246)	(652,092)	(204,856)
OTHER INCOME (EXPENSE) – Net	306	(3,139)	(227)	(3,295)

LOSS BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	(64,994)	(121,877)	(440,426)	(32,988)

INCOME TAX BENEFIT	57,087	57,045	195,330	28,958

LOSS BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	(7,907)	(64,832)	(245,096)	(4,030)

EQUITY IN EARNINGS OF JOINT VENTURES	5,566	4,167	9,959	7,614

NET INCOME (LOSS)	$(2,341)	$(60,665)	$(235,137)	$3,584

EARNINGS (LOSS) PER COMMON SHARE
Basic – Net income (loss)	$(0.06)	$(1.77)	$(5.72)	$0.11
Diluted – Net income (loss)	$(0.06)	$(1.77)	$(5.72)	$0.10

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	41,143	34,224	41,092	33,371
Diluted	41,143	34,224	41,092	35,597

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash	$351,644	$60,962
Restricted cash	2,771	873
Short-term investments	31,937	280,169
Accounts receivable – net	94,493	93,451
Due from affiliates	33,288	26,693
Inventories	205,348	175,101
Prepaid and other current assets	59,886	40,091
Deferred taxes - current portion	111,931	69,858
Total current assets	891,298	747,198
Property, plant and equipment – net	1,278,406	1,260,040
Intangible asset - net	40,065	47,603
Goodwill	94,844	94,844
Deferred taxes - less current portion	514,437	321,068
Other assets	144,567	107,518
Total	$2,963,617	$2,578,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$100,913	$79,482
Due to affiliates	348,614	216,754
Accrued and other current liabilities	88,723	60,482
Accrued employee benefits costs - current portion	11,659	11,997
Convertible senior notes	175,000	175,000
Industrial revenue bonds	7,815	7,815
Total current liabilities	732,724	551,530

Senior unsecured notes payable	250,000	250,000
Accrued pension benefit costs - less current portion	14,709	14,427
Accrued postretirement benefits costs - less current portion	191,093	184,853
Due to affiliates - less current portion	1,320,043	913,683
Other liabilities	57,191	39,643
Deferred taxes	54,240	62,931
Total noncurrent liabilities	1,887,276	1,465,537

Shareholders’ Equity:
Common stock (one cent par value, 100,000,000 shares authorized; 41,151,652 shares outstanding at June 30, 2008 and 40,988,058 at December 31, 2007)	412	410
Additional paid-in capital	867,106	857,787
Accumulated other comprehensive loss	(43,302)	(51,531)
Accumulated deficit	(480,599)	(245,462)
Total shareholders’ equity	343,617	561,204
Total	$2,963,617	$2,578,271

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six months ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(235,137)	$3,584
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net loss on forward contracts	536,650	150,160
Depreciation and amortization	41,860	38,012
Deferred income taxes	(194,569)	(48,949)
Pension and other post retirement benefits	8,513	9,907
Stock-based compensation	11,658	2,598
Excess tax benefits from share based compensation	(657)	(487)
(Gain) Loss on disposal of assets	109	(95)
Non-cash loss on early extinguishment of debt	-	2,461
Purchase of short-term trading securities	(97,532)	(347,958)
Sale of short-term trading securities	345,764	226,277
Undistributed earnings of joint ventures	(9,959)	(7,614)
Change in operating assets and liabilities:
Accounts receivable - net	(1,042)	2,218
Due from affiliates	(6,595)	(456)
Inventories	(30,212)	(21,934)
Prepaid and other current assets	(20,821)	(2,650)
Accounts payable, trade	16,693	7,341
Due to affiliates	7,726	15,474
Accrued and other current liabilities	(5,544)	(16,855)
Other - net	(2,092)	10,053
Net cash provided by operating activities	364,813	21,087

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(14,961)	(7,678)
Nordural expansion	(32,648)	(58,981)
Investment in joint ventures	(27,621)	-
Proceeds from sale of property, plant and equipment	5	543
Restricted cash deposits	(1,898)	2,599
Net cash used in investing activities	(77,123)	(63,517)

CASH FLOWS FROM FINANCIING ACTIVITIES:
Borrowings of long-term debt	-	30,000
Repayment of long-term debt	-	(314,800)
Excess tax benefits from share based compensation	657	487
Issuance of common stock - net of issuance costs	2,335	418,105
Net cash provided by financing activities	2,992	133,792

NET INCREASE IN CASH	290,682	91,362

CASH, BEGINNING OF PERIOD	60,962	96,365

CASH, END OF PERIOD	$351,644	$187,727

Century Aluminum Company
Selected Operating Data
(Unaudited)

SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2008
2nd Quarter	131,639	290,214	$1.37	66,533	146,681	$147,128
1st Quarter	133,004	293,223	$1.17	66,717	147,086	$127,177
2007
2nd Quarter	132,496	292,104	$1.19	56,154	123,798	$117,667
1st Quarter	131,568	290,057	$1.15	53,054	116,964	$114,383

(1)	Does not include Toll shipments from Nordural